Filed in the Office of	Business Number E0607802011-6
Barbara K. Cegavske	Filing Number 20222514376
Secretary of State State Of Nevada	Filed On 7/29/2022 10:03:00 AM
	Number of Pages 4

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Fortium Holdings Corp. Entity or Nevada Business Identification Number (NVID): NV20111699990
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The Board authorizes the issuance of Series B Preferred Stock constituting 1 share, par value $0.0001 per share.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 7/28/22

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

**CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B PREFERRED STOCK
OF
FORTIUM HOLDINGS CORP.**

It is hereby certified that:

1. The name of the Corporation (hereinafter called the "**Corporation**") is Fortium Holdings Corp. a Nevada corporation.

2. The Articles of Incorporation of the Corporation authorize the issuance of 5,000,000 shares of preferred stock, $0.0001 par value per share, of which 1,200 shares designated as "Series A Convertible Preferred Stock" are outstanding, and the Articles of Incorporation of the Corporation expressly vest in the Board of Directors of the Corporation the authority to issue any or all of said shares in one or more classes or series and to fix the designations, powers, preferences and rights, the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders.

3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series B issue of preferred stock:

RESOLVED, that the Board of Directors hereby designates the Series B Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

Section 1. **Designation and Authorized Shares**. The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation's Series B Preferred Stock (the "**Series B**") and the number of shares so designated shall be 1.

Section 2. **Voting Rights**. The Series B shall have the right to vote with holders of outstanding shares of Common Stock of the Corporation, voting together as a single class, with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration (whether at a meeting of shareholders of the Corporation, by written action of shareholders in lieu of a meeting or otherwise), and the Series B shall have a number of votes equal to the greater of (A) 100,000,000 votes and (B) 50.1% of the outstanding voting power as of any applicable date of determination. The holder of the outstanding share of Series B shall be entitled to notice of all shareholder meetings (or requests for written consent) in accordance with the Corporation's Bylaws

Section 3. Liquidation. The Series B shall not be entitled to participate in any distribution of assets or rights upon any liquidation, dissolution or winding up of the Corporation.

Section 4. Conversion. The Series B shall not be convertible into Common Stock or any other security of the Corporation.

Section 5. No Dividend Rights. The Series B shall not be entitled to any dividends or distributions.

Section 6. No Preemptive Rights. No holder of Series B shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class.

Section 7. Automatic Cancellation. Any Series B issued and outstanding as of date the Corporation applies to have its Common Stock listed on a national securities exchange shall be automatically cancelled for no consideration. Upon such surrender and cancellation, all rights of the Series B shall cease and terminate, and the Series B shall be retired and shall not be reissued.

[Signature page follows.]

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation as of this 28th day of July, 2022.

Jay Puchir, Chief Executive Officer